Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	THREE PART ADVISORS:
Brian Ketcham	Hala Elsherbini
Senior Vice President & Chief Financial Officer	214-442-0016
402-827-6579

Lindsay Corporation Reports Fiscal 2022 Second Quarter Results

•
Second quarter consolidated revenues increase 39 percent to $200.1 million with EPS of $1.32
•
Irrigation revenues increase 52 percent on continued strength in agricultural markets and favorable pricing
•
Infrastructure revenues decrease 23 percent on lower Road Zipper System® sales

OMAHA, Neb., April 5, 2022—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its second quarter of fiscal 2022, which ended on February 28, 2022.

Second Quarter Summary

Revenues for the second quarter of fiscal 2022 were $200.1 million, an increase of $56.6 million, or 39 percent, compared to revenues of $143.6 million in the prior year second quarter. Net earnings for the quarter were $14.6 million, or $1.32 per diluted share, compared with net earnings of $11.9 million, or $1.08 per diluted share, for the prior year second quarter.

“Global agricultural market conditions continue to be favorable and have contributed to an increase in demand for our irrigation equipment,” said Randy Wood, President and Chief Executive Officer. “At the same time, the effects of the global pandemic continue to impact our business and create operational challenges. During the quarter we experienced a short-term disruption in labor availability in our Nebraska manufacturing facility due to an increase in employee absences caused by the Omicron variant. Our teams have continued to prioritize safety and manage well in this dynamic environment, and we were pleased to see absences decline as we completed the quarter.”

Second Quarter Segment Results

Irrigation segment revenues for the second quarter of fiscal 2022 were $180.7 million, an increase of $62.2 million, or 52 percent, compared to $118.6 million in the prior year second quarter. North America irrigation revenues of $100.7 million increased $20.6 million, or 26 percent, compared to the prior year second quarter. The increase in North America irrigation revenues resulted primarily from higher average selling prices. Unit sales volume was lower year-over-year due to the impact of Omicron-related employee absences on production and shipping capabilities. International irrigation revenues of $80.0 million increased $41.6 million, or 108 percent, compared to the prior year second quarter. The increase in international irrigation revenues resulted primarily from higher unit sales volumes, along with higher selling prices. Revenues in Brazil more than tripled compared to the prior year second quarter, and we also completed final deliveries of a large project in Egypt.

Irrigation segment operating income for the second quarter of fiscal 2022 was $24.7 million, an increase of $6.7 million, or 37 percent, compared to the prior year second quarter. Operating margin was 13.7 percent of sales, compared to 15.2 percent of sales in the prior year second quarter. The impact of higher irrigation system unit volume was partially offset by the impact of higher input costs that were not fully recovered by higher pricing. Second quarter operating results were also reduced by approximately $2.8 million resulting from the impact of the LIFO method of accounting for inventory (under which higher raw material costs are recognized in cost of goods sold rather than in ending inventory values), and by approximately $1.8 million of non-recurring expenses related to factory maintenance and outside consulting services.

Infrastructure segment revenues for the second quarter of fiscal 2022 were $19.4 million, a decrease of $5.6 million, or 23 percent, compared to $25.0 million in the prior year second quarter. The decrease resulted from lower Road Zipper System® sales and lease revenue, which were partially offset by increased sales of road safety products compared to the prior year.

Infrastructure segment operating income for the second quarter of fiscal 2022 was $0.3 million, a decrease of $6.0 million, or 95 percent, compared to the prior year second quarter. Operating margin was 1.7 percent of sales, compared to 25.4 percent of sales in the prior year second quarter. Current year results reflect lower revenues and a less favorable margin mix of revenues compared to the prior year second quarter and under absorbed overhead costs.

The backlog of unfilled orders at February 28, 2022 was $111.0 million compared with $101.4 million at February 28, 2021. A higher backlog of orders in irrigation was partially offset by a lower backlog in infrastructure.

Outlook

“Strong agricultural commodity prices and farm income projections support a solid demand environment for irrigation equipment in North America. We expect these same dynamics, along with increased concerns around food security, to drive growth in our international markets. Inflationary pressures and supply chain challenges are also expected to persist in the near term, and we continue to focus on protecting and improving margins in this environment,” said Mr. Wood. “In our infrastructure business, we are actively managing projects through our sales funnel and expect an increase in project sales in the second half of the fiscal year.”

Mr. Wood concluded, “We continue to invest in our innovation growth strategy that addresses the needs of a growing population and provides solutions that improve efficiency and promote sustainability.”

Second Quarter Conference Call

Lindsay’s fiscal 2022 second quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company's Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems, FieldNET® remote irrigation management and scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended		Six months ended
(in thousands, except per share amounts)	February 28, 2022	February 28, 2021	February 28, 2022	February 28, 2021

Operating revenues	$200,137	$143,577	$366,288	$252,062
Cost of operating revenues	157,193	102,403	285,907	179,480
Gross profit	42,944	41,174	80,381	72,582

Operating expenses:
Selling expense	7,932	7,778	15,922	15,110
General and administrative expense	13,022	14,275	25,901	27,727
Engineering and research expense	3,652	3,312	6,859	6,402
Total operating expenses	24,606	25,365	48,682	49,239

Operating income	18,338	15,809	31,699	23,343

Other income (expense):
Interest expense	(1,176)	(1,205)	(2,339)	(2,406)
Interest income	160	268	338	571
Other income (expense), net	1,882	(311)	(1,018)	(65)
Total other income (expense)	866	(1,248)	(3,019)	(1,900)

Earnings before income taxes	19,204	14,561	28,680	21,443

Income tax expense	4,638	2,685	6,213	2,472

Net earnings	$14,566	$11,876	$22,467	$18,971

Earnings per share:
Basic	$1.33	$1.09	$2.05	$1.75
Diluted	$1.32	$1.08	$2.04	$1.74

Shares used in computing earnings per share:
Basic	10,974	10,884	10,950	10,865
Diluted	11,014	10,981	11,020	10,934

Cash dividends declared per share	$0.33	$0.32	$0.66	$0.64

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended		Six months ended
(in thousands)	February 28, 2022	February 28, 2021	February 28, 2022	February 28, 2021
Operating revenues:
Irrigation:
North America	$100,730	$80,178	179,705	$132,968
International	80,029	38,394	146,962	72,961
Irrigation segment	180,759	118,572	$326,667	$205,929
Infrastructure segment	19,378	25,005	39,621	46,133
Total operating revenues	$200,137	$143,577	$366,288	$252,062

Operating income (loss):
Irrigation segment	$24,734	$18,045	$41,946	$28,678
Infrastructure segment	324	6,341	3,090	10,597
Corporate	(6,720)	(8,577)	(13,337)	(15,932)
Total operating income	$18,338	$15,809	$31,699	$23,343

The Company manages its business activities in two reportable segments as follows:

Irrigation - This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	February 28, 2022	February 28, 2021	August 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$68,951	$110,775	$127,107
Marketable securities	24,934	19,555	19,604
Receivables, net	134,694	94,211	93,609
Inventories, net	187,328	121,566	145,244
Other current assets, net	34,350	29,509	30,539
Total current assets	450,257	375,616	416,103

Property, plant, and equipment, net	92,291	89,221	91,997
Intangibles, net	19,311	22,383	20,367
Goodwill	67,679	68,087	67,968
Operating lease right-of-use assets	16,724	20,173	18,281
Deferred income tax assets	5,352	10,347	8,113
Other noncurrent assets, net	24,970	10,821	14,356
Total assets	$676,584	$596,648	$637,185

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$74,345	$39,934	$45,209
Current portion of long-term debt	220	215	217
Other current liabilities	86,837	74,687	92,814
Total current liabilities	161,402	114,836	138,240

Pension benefits liabilities	5,567	6,182	5,754
Long-term debt	115,428	115,599	115,514
Operating lease liabilities	17,170	20,174	18,301
Deferred income tax liabilities	783	900	832
Other noncurrent liabilities	19,696	19,933	20,099
Total liabilities	320,046	277,624	298,740

Shareholders' equity:
Preferred stock	—	—	—
Common stock	19,061	18,990	18,991
Capital in excess of stated value	90,711	84,206	86,495
Retained earnings	543,355	511,728	528,130
Less treasury stock - at cost	(277,238)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(19,351)	(18,662)	(17,933)
Total shareholders' equity	356,538	319,024	338,445
Total liabilities and shareholders' equity	$676,584	$596,648	$637,185

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended
(in thousands)	February 28, 2022	February 28, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$22,467	$18,971
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	9,912	9,878
Provision for uncollectible accounts receivable	322	246
Deferred income taxes	3,052	206
Share-based compensation expense	2,411	4,047
Unrealized foreign currency transaction gain	(111)	(754)
Other, net	627	1,804
Changes in assets and liabilities:
Receivables	(41,286)	(10,769)
Inventories	(42,412)	(16,245)
Other current assets	(2,541)	(9,492)
Accounts payable	28,757	10,962
Other current liabilities	(8,317)	334
Other noncurrent assets and liabilities	(8,732)	1,940
Net cash (used in) provided by operating activities	(35,851)	11,128

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(6,926)	(16,556)
Purchases of marketable securities	(18,468)	(8,313)
Proceeds from maturities of marketable securities	12,752	8,043
Other investing activities, net	(2,974)	(860)
Net cash used in investing activities	(15,616)	(17,686)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	2,821	3,814
Common stock withheld for payroll tax obligations	(1,181)	(1,269)
Proceeds from employee stock purchase plan	235	—
Principal payments on long-term debt	(108)	(88)
Dividends paid	(7,242)	(6,967)
Net cash used in financing activities	(5,475)	(4,510)

Effect of exchange rate changes on cash and cash equivalents	(1,214)	440
Net change in cash and cash equivalents	(58,156)	(10,628)
Cash and cash equivalents, beginning of period	127,107	121,403
Cash and cash equivalents, end of period	$68,951	$110,775